Exhibit 5.1
December 4, 2007
Hawk Corporation
200 Public Square, Suite 1500
Cleveland, Ohio 44114
Re: Registration Statement on Form S-8 of Hawk Corporation
Ladies and Gentlemen:
Hawk Corporation, a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance of deferred compensation obligations (the “Obligations”) of the Company pursuant to the Company’s Deferred Compensation Plan effective June 1, 2007 (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. Capitalized terms used in this opinion letter and not otherwise defined have the meanings attributed to them in the Registration Statement.
In connection with this opinion letter, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of the Company; (ii) the Plan; (iii) resolutions of the Board of Directors of the Company authorizing the Plan; and (iv) such other documents and instruments as we have deemed necessary for providing this opinion letter.
We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have made such investigations of law as we deem appropriate as a basis for rendering the opinions expressed below, and as to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.
Based upon the foregoing examination and subject to the qualifications and limitations stated herein, we are of the opinion that the Obligations to be issued by the Company pursuant to the Plan are binding obligations of the Company and, when issued in accordance with the terms and provisions of the Plan, will be legally issued and duly authorized.
We express no opinion other than as to matters under the Delaware General Business Corporation Law. We are qualified to practice law only in the State of Ohio and do not purport to be experts in the laws of any other state. In order to
One Cleveland Center
20th Floor
1375 East Ninth Street
Cleveland, OH 44114-1793
216.696.8700
www.kjk.com

provide this opinion, we have reviewed applicable provisions of the Delaware General Corporation Law.
We bring to your attention that Byron S. Krantz, a partner of this firm, is a stockholder, director and the Secretary of the Company and that Marc C. Krantz, a partner of this firm, is a stockholder and the Assistant Secretary of the Company. Other partners and employees of this firm may from time to time own stock of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Kohrman Jackson & Krantz P.L.L.

/s/ Marc C. Krantz

By Marc C. Krantz, a partner